Exhibit 99.1

                            Explanation of Responses

(1) Beneficial ownership of shares of Common Stock referred to herein was reported in the Initial Statement of Beneficial Ownership of Securities on Form 3 (the "Form 3") filed with the Securities Exchange Commission on April 3, 2008 because Teva Pharmaceutical Industries Ltd. ("Teva") may have been deemed to have had beneficial ownership of such shares as a result of the Voting Agreement dated as of March 31, 2008, among Teva, Beryllium Merger Corporation, a Delaware Corporation and wholly owned subsidiary of Teva ("Merger Sub"), Michael McGovern, Elizabeth McGovern and James R. Murphy (the "Voting Agreement"). On July 22, 2008, (i) the merger of Merger Sub with and into Bentley Pharmaceuticals, Inc. (the "Issuer") was completed, with the Issuer continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Voting Agreement was terminated by its terms and (iii) the Surviving Corporation became a wholly owned, indirect subsidiary of Teva, with Teva indirectly owning all 100 outstanding shares of common stock of the Surviving Corporation. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Teva states that neither this Statement of Changes in Beneficial Ownership of Securities on Form 4 nor the Form 3 shall be deemed an admission that Teva was, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owner of such shares of Common Stock referred to herein, and such beneficial ownership is expressly disclaimed.